Exhibit 10.1

ACTUA CORPORATION

Fourth Amended and Restated

Non-Management Director Compensation Plan

Effective as of January 1, 2018, the Board of Directors (“Board”) of Actua Corporation (the “Company”) hereby adopts this Fourth Amended and Restated Non-Management Director Compensation Plan (this “Plan”). This Plan amends and restates in its entirety the text of the Company’s Third Amended and Restated Non-Management Director Compensation Plan, dated as of June 17, 2016.

The Board shall administer this Plan and may delegate such administration as it deems appropriate.

1.	Board/Committee/Lead Independent Director Retainer Fees

(a)	Each non-management director shall, from January 1, 2018 until the earlier of (x) the date that the Company’s common stock is no longer listed on a national securities exchange and (y) the date that such director’s service on the Board is terminated (either such date being the “Reduction Date”), be entitled to receive cash retainer fees in respect of such director’s service on the Board and each standing committee of the Board on which such director serves at the applicable annual rate(s) set forth on Exhibit A hereto (the aggregate amount of such rate(s) for each director being such director’s “Annual Retainer Rate”). As promptly as practicable following the Reduction Date, the Company shall pay to each non-management director an amount of cash equal to the product obtained by multiplying (i) such director’s Annual Retainer Rate by (ii) the quotient obtained by dividing (A) the number of days between December 31, 2017 and the Reduction Date by (B) 365.

(b)	Each non-management director shall, from the date following the Reduction Date until the date that such director’s service on the Board is terminated, be entitled to receive cash retainer fees in respect of such director’s service on the Board (or any committee of the Board) at the applicable quarterly rate of $24,000 (such rate being the “Quarterly Retainer Rate”). As promptly as practicable following the end of each calendar quarter (beginning with the calendar quarter in which the Reduction Date occurs), the Company shall pay to each non-management director an amount of cash equal to the product obtained by multiplying (i) the Quarterly Retainer Rate by (ii) the quotient obtained by dividing (A) the number of days during such calendar quarter that such director served on the Board (that is, excluding any days (x) through and including the Reduction Date and (y) from and after the date that such director’s service on the Board is terminated, as applicable) by (B) the total number of days in such calendar quarter.

2.	Expenses

The Company shall reimburse non-management directors for reasonable, documented out-of-pocket expenses incurred by them related to their attendance at Board meetings and otherwise incurred by them in service to the Company.

Exhibit A

Applicable Annual Retainer Rate	Payable For Service As
$60,000	Director
$25,000	Lead Independent Director
$25,000	Audit Committee Chair
$20,000	Compensation Committee Chair
$15,000	Nominating and Governance Committee Chair
$13,500	Audit Committee (Non-Chair)
$11,000	Compensation Committee (Non-Chair)
$ 8,500	Nominating and Governance Committee (Non-Chair)